Exhibit 4.5

GRANTED

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

CME GROUP INC., a Delaware corporation,	)
as successor by merger to the CBOT HOLDINGS,	)
INC., a Delaware corporation; THE BOARD OF	)
TRADE OF THE CITY OF CHICAGO, INC.,	)
a Delaware corporation; and MICHAEL	)
FLOODSTRAND and THOMAS J. WARD	)
and All Others Similarly Situated,	)
)
Plaintiffs,	)
v.	)
)
CHICAGO BOARD OPTIONS EXCHANGE,	)	Civil Action No. 2369-VCN
INC., a Delaware non-stock corporation,	)
WILLIAM J. BRODSKY, JOHN E. SMOLLEN,	)
ROBERT J. BIRNBAUM, JAMES R. BORIS,	)
MARK F. DUFFY, DAVID FISHER,	)
JONATHAN G. FLATOW, JANET P.	)
FROETSCHER, BRADLEY G. GRIFFITH,	)
PAUL J. JIGANTI, PAUL KEPES, STUART K.	)
KIPNES, DUANE R. KULLBERG, JAMES P.	)
MacGILVRAY, JR., ANTHONY D. MCCORMICK,	)
R. EDEN MARTIN, KEVIN MURPHY,	)
RODERICK PALMORE, THOMAS H.	)
PATRICK, JR., SUSAN M. PHILLIPS,	)
WILLIAM R. POWER, SAMUEL K. SKINNER,	)
CAROLE E. STONE, HOWARD L. STONE,	)
and EUGENE S. SUNSHINE,	)
)
Defendants.	)

ORDER OF APPROVAL AND FINAL JUDGMENT

The Stipulation of Settlement dated August 20, 2008, as amended on September 30, 2008 and October 6, 2008 (the “Stipulation”), of this class action (the “Action”), and the settlement contemplated thereby having been presented at the Settlement Hearing on December 16, 2008, pursuant to the Scheduling Order entered herein on August 22, 2008, as amended on October 1,

2008 and October 8, 2008 (the “Scheduling Order”), Plaintiffs CME Group, Inc. (“CME”), the Board of Trade of the City of Chicago, Inc. (“Board of Trade”), Michael Floodstrand and Thomas J. Ward (“Floodstrand” and “Ward”) (collectively, the “Plaintiffs”) and Defendants Chicago Board Options Exchange, Incorporated (“CBOE”), William J. Brodsky, John E. Smollen, Robert J. Birnbaum, James R. Boris, Mark F. Duffy, David Fisher, Jonathan G. Flatow, Janet P. Froetscher, Bradley G. Griffith, Paul J. Jiganti, Paul Kepes, Stuart K. Kipnes, Duane R. Kullberg, James P. MacGilvray, Jr., Anthony D. McCormick, R. Eden Martin, Kevin Murphy, Roderick Palmore, Thomas H. Patrick, Jr., Susan M. Phillips, William R. Power, Samuel K. Skinner, Carol E. Stone, Howard L. Stone, and Eugene S. Sunshine, (collectively, the “Defendants”) (together with Plaintiffs, collectively the “Parties”), having applied pursuant to Court of Chancery Rule 23(e) for an order approving the proposed settlement of the above-captioned putative class action (the “Action”) and determining certain matters in connection with the proposed settlement of the Action (the “Settlement”) and for dismissal of the Action, in accordance with the terms and conditions of the Stipulation entered into by the Parties in the Action and which is incorporated herein by reference; and the Court having determined that notice of said hearing was given to the Settlement Class in accordance with the Scheduling Order and that said notice was adequate and sufficient; and the Parties having appeared by their attorneys of record; and the attorneys for the respective Parties having been heard in support of the Settlement of the Action, and an opportunity to be heard having been given to all other persons desiring to be heard as provided in the notice; and the entire matter of the Settlement having been considered by the Court;

IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this                    day of                   , 2009 as follows:

1.             Terms used in this Order that are not otherwise defined shall have the meaning given to them in the Stipulation.

2.             The Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear and the Summary Notice of Pending Class Action and Proposed Settlement (collectively, the “Notice”) have been given to the Settlement Class (as defined below) pursuant to, and in the manner directed by, the Scheduling Order, proof of the mailing and publication of the Notice has been filed with the Court and a full opportunity to be heard has been offered to all Parties to the Action, the Settlement Class and persons in interest.  The form of, and the manner of giving, the Notice is hereby determined to have provided the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of Delaware Court of Chancery Rule 23 and due process, and it is further determined that all members of the Class are bound by the Order and Final Judgment herein.

3.             The Court hereby fords, pursuant to Court of Chancery Rules 23(a), 23(b)(1) and (b)(2), as follows:

a.             that (i) the Settlement Class, as defined below, is so numerous that joinder of all members is impracticable, (ii) there are questions of law and fact common to the Settlement Class, (iii) the claims of Plaintiffs are typical of the claims of the Settlement Class, and (iv) Plaintiffs and their counsel have fairly and adequately protected the interests of the Settlement Class;

b.             that the requirements of Court of Chancery Rules 23(a) and 23(b)(1) and (b)(2) have been satisfied;

c.             that the requirements of the Delaware Court of Chancery Rules and due process have been satisfied in connection with the Notice;

d.             that the Action is hereby certified as a non-opt out class action on behalf of a Settlement Class consisting of (A) all persons who at any time prior to August 22, 2008 simultaneously beneficially owned or possessed by delegation (i) at least one B-1 Membership, (ii) at least one Exercise Right Privilege, and (iii) at least 27,338 shares of CBOT Holdings Common Stock or, after consummation of the CME Transaction, at least 10,251.75 shares of CME Group Common Stock (the “Group A Settlement Class”), and (B) all persons who owned of record at least one Exercise Right Privilege as of 5:00 p.m., Chicago time, on the Eligibility Date (October 14, 2008) and their transferees and assigns (the “Group B Settlement Class”), including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them (the Group A Settlement Class and the Group B Settlement Class are collectively referred to as the “Settlement Class”).

e.             that Plaintiffs Floodstrand and Ward are hereby certified as the Class representatives of the Group A Settlement Class and Plaintiff the Board of Trade is hereby certified as the Class representative of the Group B Settlement Class, respectively.

f.              that counsel of record for Plaintiffs Floodstrand and Ward, Gordon B. Nash, Jr. of Drinker Biddle & Reath LLP and Andre G. Bouchard of Bouchard, Margules & Friedlander, P.A. are hereby certified as Group A Settlement Class counsel and have fairly and adequately represented the Group A Settlement Class, and that counsel of record for the Board of Trade, Peter B. Carey of the Law Offices of Peter B. Carey and Kenneth J. Nachbar of Morris, Nichols, Arsht & Tunnell LLP, are hereby certified as Group B Settlement Class counsel and have fairly and adequately represented the Group B Settlement Class.

4.             The Settlement is found to be fair, reasonable, adequate and in the best interests of the Settlement Class, and it is hereby approved.  The Parties are hereby authorized and directed to comply with, and to consummate, the Settlement in accordance with the terms and provisions of the Stipulation, and the Register in Chancery is directed to enter and docket this Order and Final Judgment in the Action.  All objections to the Settlement are denied.

5.             The names and addresses of the members of the Participating Group A Settlement Class and the Participating Group B Settlement Class entitled to receive the Settlement Consideration as provided in the Stipulation (and the number of Group A and Group B Settlement Units held by each such member) as well as the names and addresses of the Participating Group A Settlement Class Members who qualify for the Fee Based Payment and the Supplemental Fee Based Payment are identified on the list attached hereto as Exhibit A.

6.             The Court’s June 3, 2009 and June 25, 2009 Memorandum Opinions did not expressly address CBOE’s December 2, 2008 Objection to Classification of Donald R. Wilson, Jr. as Qualifying for the Fee Based and the Supplemental Fee Based Payment.  The Court did hold, however, that only individuals who became CBOE Temporary Members and who owned the Three Parts on July 11, 2007 are eligible to receive the fee based payments under the Stipulation.  Because it is undisputed that Mr. Wilson did not personally own the Three Parts on July 11, 2007, the Court finds that he is not eligible to receive the Fee Based and the Supplemental Fee Based Payment and hereby sustains CBOE’s objection to Class Counsel’s initial determination that Mr. Wilson was qualified to receive those payments.

7.             This Order and Final Judgment shall not constitute any evidence or admission by any Party that any acts of wrongdoing have been committed by any of the Parties to the Action and should not be deemed to create any inference that there is any liability therefor.

8.             The Action is hereby dismissed with prejudice as to the Defendants and against Plaintiffs and all other members of the Settlement Class on the merits and, except as provided in the Stipulation, without costs.

9.             Pursuant to the terms of the Settlement, all of the following claims (the “Settled Claims”) have been completely, fully, finally, and forever compromised, settled, released, discharged, extinguished, and dismissed with prejudice, as against the Released Parties (as defined in the Stipulation and below): all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters, and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in this Action or in any court, tribunal, or proceeding (including, but not limited to, any claims arising under federal or state statutory or common law relating to alleged breach of any duty, violations of state corporation law, federal securities law or otherwise) by or on behalf of any Settlement Class Member, by or on behalf of any of the Plaintiffs in the Action, or by any of the Defendants, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity, and based on any conduct that occurred prior to the date of Final Approval, that was or could have been asserted against any of the Released Parties, whether or not any such Released Party was named, served with process, or appeared in this Action, which have arisen, could have arisen, arise now, or may hereafter arise out of, or related in any manner to the claims, demands, assertions, allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved, or set forth in, or referred to or otherwise related, directly or indirectly, in any way to, this Action, or the subject matter of this Action, and including, without limitation, any claims (whether or not asserted) in any way related to: (i) Article Fifth(b) of CBOE’s Certificate of Incorporation, the “Exercise Right” created by Article Fifth(b) and any interpretation of Article Fifth(b), (ii) Sections 2.1 and 2.5 of CBOE’s Constitution and CBOE Rules 3.16 and 3.19, (iii) Article IV(D)(2)(b)(2), Article IV(D)(2)(c) and Article IV(F) of the Amended and Restated Certificate of Incorporation of Board of Trade of the City of Chicago, Inc., (iv) CBOT Rules 128 and 106(D)(14), (v) the 1992 Agreement, (vi) the 2001 Agreement, (vii) any and all actions taken by CBOE and the CBOE Board concerning the interpretation of Article Fifth(b) (including, but not limited to, the CBOE Board’s decision to approve the Eligibility Rule Filing and to submit that filing to the SEC), (viii) any and all actions taken by CBOE and the CBOE Board concerning the interpretations of CBOE Rule 3.19 (including, but not limited to, the decisions to approve the Continued Membership Interpretation and the Transition Rule Filing and the related filings CBOE made with the SEC), (ix) any “state law” issues referred to in the SEC Approval Order, (x) any “economic rights issues” raised by the Third Amended Complaint in this Action regarding CBOE’s planned demutualization, whether arising under state contract law, state fiduciary duty law, state corporate law or otherwise (including, but not limited to, any claims referred to in the Memorandum Opinions issued by the Court on August 3, 2007), (xi) any claims related in any way to who is entitled to any consideration in connection with the CBOE Demutualization Transaction or any CBOE Conversion Event and the amount of such consideration, except as otherwise explicitly provided for herein as part of the Settlement Consideration or otherwise, and (xii) all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters, and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in connection with the Federal Appeal; provided, however, that “Settled Claims” shall not include any claims that CBOE may have against Plaintiffs or Settlement Class Members, in their capacity as current or former members of CBOE, as applicable, in respect of compliance with any rule of CBOE.

10.           The Released Parties as to whom the foregoing Settled Claims are released, discharged and dismissed, as set forth in the Stipulation and as provided above, consist of the Plaintiffs and Defendants in this Action and their respective immediate family members, their respective present and former parents, subsidiaries, divisions, and affiliates; the present and former employees, members, partners, principals, officers, and directors of each of them; the present and former attorneys, advisors, financial advisors, investment bankers, trustees, administrators, fiduciaries, consultants, representatives, accountants and auditors, insurers, and agents of each of them; and the predecessors, estates, heirs, executors, trusts, trustees, administrators, successors and assigns of each.

11.           The release set forth in the Stipulation and as provided above extends to claims that any person or entity granting a release (the “Releasing Person”) does not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Person’s decision to enter into the release.  The Releasing Person is deemed to have relinquished, to the extent it is applicable and to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM

OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

In addition, the Releasing Person also is deemed to have relinquished, to the extent it is applicable, and to the full extent permitted by law, the provisions, rights and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable, or equivalent to California Civil Code § 1542.  The Releasing Persons are deemed to have acknowledged that they may discover facts in addition to or different from those now known or believed to be true with respect to the Settled Claims, but that it is the intention of the Releasing Persons to hereby completely, fully, finally and forever compromise, settle, release, discharge, and extinguish any and all Settled Claims known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts.

12.           Upon Final Approval, there will no longer be any persons eligible to become members of CBOE pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation for any purpose, and Article Fifth(b) shall not be deemed to provide any person the right to vote, trade or participate in the CBOE Demutualization Transaction or a CBOE Conversion Event in that capacity.

13.           Plaintiffs and all Settlement Class Members, their respective affiliates, their successors, transferees or assigns, and anyone claiming through or for the benefit of any of them, are barred and enjoined from commencing, or in any way participating in the commencement of, any new action or other proceeding, in any forum, asserting against any of the Released Parties any of the Settled Claims, either directly, representatively, derivatively, or in any other capacity.

14.           The Court has and retains exclusive jurisdiction solely to resolve any and all disputes relating in any way to the implementation of the Stipulation and this Order of Approval and Final Judgment.

15.           By means of CBOE’s December 12, 2008 Notice of Intent to Issue Shares after Final Approval of the Settlement Pursuant to Section 3(a)(10) of the Securities Act of 1933, the Court has been advised that the Class B Common Stock of the CBOE Demutualization Entity that will be issued to Participating Group A Settlement Class Members in connection with the Settlement will be exempt from registration under Section 3(a)(10) of the Securities Act of 1933.

Vice Chancellor

This document constitutes a ruling of the court and should be treated as such.

Court: DE Court of Chancery Civil Action

Judge: John Noble

File & Serve

Transaction ID: 26338208

Current Date: Jul 29, 2009

Case Number: 2369-VCN

Case Name: C B O T Holdings Inc et al vs Chicago Board Options Exchange Inc et al

Court Authorizer: John Noble

/s/ Judge John Noble